United States

Securities and Exchange Commission

Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2007

Kansas City Life Insurance Company

(Exact Name of Registrant as Specified in Charter)

Missouri	2-40764	44-0308260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3520 Broadway
Kansas City, Missouri	64111-2565
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.02 – Results of Operations and Financial Condition.

Included below is the Press Release promulgated on March 1, 2007 for Kansas City Life Insurance Company. This Press Release reflects the financial condition as of December 31, 2006.

3520 Broadway, Kansas City, MO 64111	Contact: Tracy W. Knapp, Chief Financial Officer,
(816) 753-7299, Extension 8216
For Immediate Release: March 1, 2007

Kansas City Life Announces Fourth Quarter 2006 Results

Kansas City Life’s 2006 results reflect solid earnings and continued financial strength. Net income increased 2% to $36.9 million for the year, and earnings per share improved to $3.11 from $3.03 in 2005. The growth in earnings primarily stemmed from reduced benefit costs and improved net investment income. Net income and earnings per share for the fourth quarter were $10.1 million and $0.86, respectively.

The Company continues to emphasize the growth of its individual life insurance business. Kansas City Life’s commitment to growing this business has resulted in improved recruiting of new general agents and agents in its Individual Insurance Segment. In addition to growing sales through the Company’s traditional general agency distribution system, Kansas City Life was pleased to begin a new relationship in 2006 with American Republic Insurance Company. These agents are now afforded the opportunity to provide Kansas City Life products to their clients. Kansas City Life believes that life insurance is unequalled as a means of providing protection and is dedicated to promoting the sale of life insurance at a reasonable cost to meet the needs of individuals and their families.

Renewal premiums increased 1% for the year, but new premiums declined primarily due to lower sales of immediate annuities. Renewal deposits declined due to lower receipts of fixed deferred and variable annuities, while new universal life and variable universal life deposits grew 1% and 7%, respectively, in 2006.

The Company benefited from lower investment expenses and $5.6 million in net realized investment gains for the year. In spite of slightly higher interest rates during 2006, the investment environment remains challenging. However, the Company continues to benefit from a diversified mix of high-quality investments.

Total benefit costs declined by $5.9 million or 2% in 2006 versus the prior year. This improvement was net of a $6.2 million or 5% increase in death benefits paid. Partially offsetting the increase in death benefits was the favorable impact of reinsurance from insurers with whom the Company cedes mortality risk. Interest credited to policyholder account balances declined which also helped lower total benefit costs.

The Company has recorded steady earnings in recent years and added significantly to its capital position. Based upon the Company’s good earnings experience and strong balance sheet, the Board of Directors recognized the opportunity to reward shareholders at a meeting on January 29, 2007, as two dividends were declared. Consistent with recent quarters, a dividend of $0.27 per share was declared. In addition, the Board of Directors declared a special dividend of $2.00 per share. Both dividends were paid on February 13, 2007 to shareholders of record as of February 8, 2007.

The Company has long been committed to providing present and future financial security to its policyholders and shareholders. The Company has maintained this position in a highly competitive industry for 111 years through superior relationships, an array of competitive products, solid earnings and a strong capital position. Kansas City Life provides Security Assured, a commitment and a promise that has been developed, honed and guarded over the years. This promise is the basis for both the Company’s rich tradition and commitment to growth and success in the future. Kansas City Life looks forward to the continued opportunity to serve you in 2007.

(Continued on next page)

Kansas City Life Announces

Fourth Quarter 2006 Results

March 1, 2007; Page Two

Kansas City Life Insurance Company (NASDAQ: KCLI) was established in 1895 and is based in Kansas City, Missouri. The Company’s primary business is providing financial protection through the sale of life insurance and annuities. The Company’s revenues were $448.4 million in 2006, and assets and life insurance in force were $4.5 billion and $31.3 billion, respectively, as of December 31, 2006. The Company and its affiliates operate in 49 states and the District of Columbia. Please refer to the Company’s Form 10-K at www.kclife.com.

KANSAS CITY LIFE INSURANCE COMPANY

CONDENSED CONSOLIDATED INCOME STATEMENT

(amounts in thousands, except share data)

	Quarter ended		Year ended
	December 31		December 31
	2006	2005	2006	2005
	(Unaudited)
Revenues	$113,674	$117,398	$448,404	$449,528

Net income	$10,094	$10,897	$36,918	$36,184

Net income per share,
basic and diluted	$0.86	$0.90	$3.11	$3.03

Dividends paid	$0.27	$0.27	$1.08	$1.08

Weighted average number of shares outstanding	11,871,267	11,920,206	11,883,830	11,923,831

A quarterly dividend of $0.27 per share and a special dividend of $2.00 per share were paid February 13, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANSAS CITY LIFE INSURANCE COMPANY
(Registrant)

By:/s/William A. Schalekamp

William A. Schalekamp

Senior Vice President, General Counsel

and Secretary

March 1, 2007

(Date)